UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-53905

Date of Report: September 13, 2010

SABRE INDUSTRIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	65-1714523
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

Lincan Industrial Park, Linyi County, Shandong Province, P.R. China	251500
(Address of principal executive offices)	(Zip Code)

86-534-5054799
(Registrant’s telephone number including area code)

330 Clematis Street, Suite 217, West Palm Beach, FL 33401
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01                      Change in Control of Registrant
Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 13, 2019 Zhang Dingyou purchased 60,000,000 shares of the Registrant’s common stock, representing 99% of the outstanding shares.  The purchase price was $408,000, which Mr. Zhang paid in cash from his personal funds.  The shares were purchased from Corporate Services International, Inc., the CEO and majority shareholder of which is Michael Anthony.

Effective on the same date, pursuant to the Stock Purchase Agreement, Michael Anthony, the sole director of Sabre Industrial, Inc., elected Zhang Dingyou to serve as a member of the Sabre Industrial Board of Directors, and then Mr. Anthony resigned from his positions as sole member of the Board and as sole officer of Sabre Industrial.  The new Board (i.e. Mr. Zhang) then elected Zhang Dingyou to serve as Chief Executive Officer and Chief Financial Officer of Sabre Industrial.

Information regarding the new officer and director follows:

Zhang Dingyou.  In 2004 Mr. Zhang organized Linyi Hengchang Brewer’s Malt Co., Ltd., where he has since been employed as Legal Representative and Chief Executive Officer.  Mr. Zhang also fills those roles for Shandong Qingyuan Beer Co., Ltd., a subsidiary organized by Linyi Hengchang Malt in 2005.  In 2000 Mr. Zhang organized the Linyi Hengchang Industrial and Trading Co., Limited, which became the highest earning company in the Linyi Hengchang Industrial District.  Previously Mr. Zhang was employed for eight years as General Manager of Shandong Xinwen Mineral Bureau.  Mr. Zhang is a member of the Linyi County Standing Committee of the Dezhou Business Committee.  Mr. Zhang has a law degree from the Shandong Governmental Law School and attended executive training programs at Tsinghuan University School of Business, Beijing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Industrial, Inc.
Dated: September 13, 2010	By: /s/ Zhang Dingyou
Zhang Dingyou, Chief Executive Officer